                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [X] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [ ] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                         NATIONAL CITY BANCSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                         NATIONAL CITY BANCSHARES, INC.
                                 227 MAIN STREET
                            EVANSVILLE, INDIANA 47708



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 17, 2000


TO THE HOLDERS OF SHARES OF COMMON STOCK:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of NATIONAL CITY BANCSHARES, INC. (the "Corporation") will be held in the Auditorium of the Evansville Auditorium and Convention Centre, "The Centre," 715 Locust Street, Evansville, Indiana, on Wednesday, May 17, 2000, at 9:30 a.m., C.D.T., for the purpose of considering and voting upon the following matters:

   1. To elect four directors in Class II, each to serve a term expiring at the 2003 Annual Meeting of Shareholders.

   2. To consider and act upon a proposal to amend the Corporation's Restated Articles of Incorporation to change the name of the Corporation to Integra Bank Corporation.

   3. To approve or disapprove the appointment of PricewaterhouseCoopers, LLP as the Corporation's auditors for 2000.

   4. To transact such other business that may properly be brought before the meeting.


Shareholders of record at the close of business on March 21, 2000, are the only shareholders entitled to notice of and to vote at the meeting.



                                             By Order of the Board of Directors,

                                             /s/  James E. Adams

                                             JAMES E. ADAMS,  Secretary



April 19, 2000


                                    IMPORTANT


WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE MARK, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE. NO POSTAGE IS REQUIRED.

                         NATIONAL CITY BANCSHARES, INC.
                               EVANSVILLE, INDIANA


                                 PROXY STATEMENT

                               GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of National City Bancshares, Inc. (the "Corporation") of Proxies to be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 17, 2000, in accordance with the foregoing notice.

The solicitation of Proxies on the enclosed form is made on behalf of the Board of Directors of the Corporation. All costs associated with the solicitation will be borne by the Corporation. The Corporation does not intend to solicit Proxies other than by use of the mails, but certain officers and employees of the Corporation or its subsidiaries, without additional compensation, may use their personal efforts by telephone or otherwise, to obtain Proxies. The Proxy materials are first being mailed to shareholders on or about April 19, 2000.

Any shareholder executing a Proxy has the right to revoke it by the execution of a subsequently dated Proxy, by written notice delivered to the Secretary of the Corporation prior to the exercise of the Proxy or by voting in person at the meeting. The shares will be voted in accordance with the direction of the shareholder as specified on the Proxy. In the absence of instructions, the Proxy will be voted "FOR" the election of the four persons listed in this Proxy Statement, "FOR" the proposal to change the name of the Corporation, and "FOR" the appointment of auditors.


                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

Only shareholders of record at the close of business on March 21, 2000, will be eligible to vote at the Annual Meeting or any adjournment thereof. As of March 21, 2000, the Corporation had outstanding 17,454,498 shares of common stock, without par value. On all matters including the election of directors, each shareholder will have one vote for each share held.

A quorum will be present if the holders of a majority of the outstanding shares of common stock are present at the meeting, in person, or by Proxy. Directors will be elected by a plurality of the votes cast by the shares entitled to vote at the meeting. Approval of Proposal 2 (to change the name of the Corporation) and Proposal 3 (the appointment of auditors) each require that the number of votes in favor of the proposal be greater than the number opposing it.

A Proxy may indicate that all or a portion of the shares represented by such Proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposals, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. The non-voting of shares or abstentions will not affect the outcome of any of the matters scheduled to be considered at the meeting because none of those matters require the affirmative vote of a specified number of shares.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL OWNERS

The following table sets forth as of March 1, 2000, the number of shares of common stock of the Corporation beneficially owned by the directors, the Named Executive Officers listed in "Compensation of Executive Officers," all directors and executive officers as a group, and the only person or group of persons who beneficially owned more than 5% of the outstanding common stock of the Corporation.

  ------------------------------------------------------------------------------

   Name of Beneficial Owner                 Amount and Nature of      Percent of
                                          Beneficial Ownership (1)      Class
  ------------------------------------------------------------------------------

     Janice L. Beesley                             72,745 (2)              *
     Stephen C. Byelick, Jr.                       11,429 (3)              *
     Ben L. Cundiff                               440,164                  2.5%
     Michael F. Elliott (estate of)               348,205 (4)              2.0%
     Susanne R. Emge                               28,343 (5)              *
     Donald G. Harris                              13,878                  *
     H. Ray Hoops                                   2,241                  *
     Robert A. Keil                               100,244 (6)              *
     John D. Lippert                               79,159 (7)              *
     George D. Martin                             216,373 (8)              1.2%
     Ronald G. Reherman                            11,137 (9)              *
     Curtis D. Ritterling                          36,271 (10)             *
     Laurence R. Steenberg                         32,415 (11)             *
     Robert D. Vance                              791,916 (12)             4.5%
     Michael T. Vea                                 9,187                  *
     Richard F. Welp                                5,500 (13)             *

     All directors and executive                1,842,783 (14)            10.5%
     officers as a group (16 persons)

     The National City Bank of Evansville       1,069,494 (15)             6.1%

  ------------------------------------------------------------------------------


* Represents less than one percent.

 (1) The nature of beneficial ownership, unless otherwise noted, represents sole voting and investment power.

 (2) Includes 31,689 shares with sole voting and investment power; 30,986 shares with sole voting and investment power by spouse; and 10,070 shares that may be purchased pursuant to options exercisable within 60 days.

 (3) Includes 241 shares with shared voting and investment power with spouse; and 11,188 shares that may be purchased pursuant to options exercisable within 60 days.

 (4) The Estate of Michael F. Elliott is administered by The National City Bank of Evansville Trust Department.

 (5) Includes 10,642 shares with sole voting and investment power; 11,266 shares with shared voting and investment power with spouse; and 6,435 shares with sole voting and investment power by spouse.

 (6) Includes 10,067 shares with sole voting and investment power; 10,777 shares with shared voting and investment power with spouse; and 79,400 shares that may be purchased pursuant to options exercisable within 60 days.

 (7) Includes 17,302 shares with sole voting and investment power; 9,121 shares with sole voting and investment power by spouse, and 52,736 shares that may be purchased pursuant to options exercisable within 60 days.

 (8) Includes 204,273 shares with sole voting and investment power; 10,000 shares with sole voting and investment power by spouse; and 2,100 shares owned by Dawson-Martin Partnership.

 (9) Includes 3,799 shares with sole voting and investment power; and 7,338 shares with shared voting and investment power with spouse.

 (10) Includes 2,922 shares with shared voting and investment power with spouse; and 33,349 shares that may be purchased pursuant to options exercisable within 60 days.

 (11) All shares are held by a limited partnership of which Mr. Steenberg is a general partner with sole voting and investment power.

 (12) Includes 779,719 shares with sole voting and investment power; and 12,197 shares with sole voting and investment power by spouse.

 (13) Includes 3,082 shares with sole voting and investment power; and 2,418 shares with shared voting and investment power with spouse.

 (14) Includes 175,555 shares that may be purchased pursuant to options exercisable within 60 days.

 (15) Represents shares beneficially owned by the Corporation's subsidiary, The National City Bank of Evansville, in the normal conduct of its trust business. Includes 680,142 shares with sole voting power; 53,690 shares with shared voting power; and 335,662 shares with no voting power.





                              ELECTION OF DIRECTORS

NOMINEES

As of the close of the meeting, the Board of Directors of the Company will consist of twelve members. Four directors are to be elected at the meeting.

The following information is provided with respect to each nominee for director and each present continuing director whose term of office extends beyond the meeting.

Each of the nominees below currently serves as a director of the Corporation. All nominees other than Mr. Cundiff and Mr. Vea were elected to their positions at previous annual meetings. Mr. Cundiff was elected to the Board by the directors in August 1998 and Mr. Vea was elected to the Board by the directors in September 1999. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected. If any nominee is unable to serve, the shares represented by all valid Proxies will be voted for the election of such other person as the Board may recommend.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES:


                                                                                                    DIRECTOR OF
                           NAME AND PRINCIPAL OCCUPATION                                            CORPORATION
                                 (PAST FIVE YEARS)                                         AGE         SINCE
--------------------------------------------------------------------------------------------------------------------

                                                              CLASS II
                                                              --------

The following are the nominees whose terms shall expire at the Annual Meeting of Shareholders in 2003.


Ben L. Cundiff                                                                              51          1998
   Owner/Operator, Cundiff Farms


Susanne R. Emge                                                                             58          1985
   Executive Director, St. Mary's Medical Center
   Foundation of Evansville, Inc. (February 1997 to Present);
   Senior Vice President - Community Relations and Trust Manager, The National
   City Bank of Evansville (1996 to February 1997); and Vice President for
   Corporate and Community Services, Deaconess Hospital, Inc. (1990 to 1995)


Laurence R. Steenberg                                                                       61          1985
   President, BST Incorporated (Oil Production);
   President, Service Telecom Corporation (1998 to Present);
   President, Lot Resources (1996 to Present);
   Director, J. H. Rudolph & Co., Inc. (1996 to Present);
   Part Owner, World Connection Services, LLC,
   (Internet services provider) (1994 to 1998),
   Assistant Professor of Management, University of Evansville
   (1989 to May 1997)


Michael T. Vea                                                                              41          1999
   Chairman of the Board, President, and Chief Executive Officer of the
   Corporation (January 2000 to Present);
   Chairman of the Board and Chief Executive Officer of the Corporation
   (September 1999 to January 2000); President and Chief Executive Officer, Bank
   One, Cincinnati, Inc.
   (1995-1999)


                                                                                                    DIRECTOR OF
                           NAME AND PRINCIPAL OCCUPATION                                            CORPORATION
                                 (PAST FIVE YEARS)                                         AGE         SINCE
--------------------------------------------------------------------------------------------------------------------

                                                              CLASS III
                                                              ---------

(Continuing Directors with Term to Expire 2001)


Dr. H. Ray Hoops                                                                            60          1996
   President, University of Southern Indiana (1994 to Present);



John D. Lippert                                                                             66          1985
   Retired; Chairman of the Board and Chief Executive Officer of
   the Corporation  (1993 to 1997)



Ronald G. Reherman                                                                          64          1985
   Retired; Chairman of the Board, President and Chief Executive Officer,
   SIGCORP, Inc. (Gas and Electric Public Utility Holding Company) (1996 to
   March 2000); Chairman of the Board, Southern Indiana Gas and Electric Company
   (SIGECO) (Public Utility) (1997 to March 2000); and President and Chief
   Executive Officer, SIGECO (1990 to September 1997)



Robert D. Vance                                                                             59          1998
   Retired; Interim Chairman of the Board and Interim Chief Executive Officer
   of the Corporation  (February 1999 to September 1999);
   Senior Vice President, National City Bancshares, Inc.
   (August 1998 to February 1999); and
   Chairman and Chief Executive Officer,  Community First Financial, Inc.
   (1987 to August 1998)


                                                                                                    DIRECTOR OF
                           NAME AND PRINCIPAL OCCUPATION                                            CORPORATION
                                 (PAST FIVE YEARS)                                         AGE         SINCE
--------------------------------------------------------------------------------------------------------------------

                                                               CLASS I
                                                               -------

(Continuing Directors with Term to Expire 2002)


  Janice L. Beesley                                                                         46          1995
     Regional President, The National City Bank of Evansville,
     (November 1998 to Present);
     Chairman and Chief Executive Officer,
     Alliance Bank (July 1997 to November 1998);
     President and Chief Executive Officer,
     United Financial Bancorp, Inc. (1992 to 1995)



  Donald G. Harris                                                                          67          1986
     President and Treasurer, Harris Development Corp.
     (1994 to Present)



  George D. Martin                                                                          52          1998
     Member, R.R. Dawson Bridge Co., LLC (1970 to Present);
     President, R.R. Dawson Realty, Inc. (1980 to Present);
     Member, Dabney Group, LLC (1995 to Present);
     and Chairman of the Board, The Progressive Bank, N.A.
     (1987 to Present)



  Richard F. Welp                                                                           58          1998
     Southwest Region Manager, Land O'Lakes, Inc.
     (1981 to Present)

                      COMMITTEES OF THE BOARD OF DIRECTORS

During 1999 the Board of Directors met fourteen times. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and Committees on which the director served. The Board of Directors has standing Compensation, Audit, and Executive Committees.

The Compensation Committee establishes the compensation of the Corporation's executive officers, reviews and approves recommendations of management for the compensation of the chief executive officers of the Corporation's banking subsidiaries, recommends to the full Board the amount of the contribution to be made to the Corporation's Profit Sharing Plan and administers and makes awards under the Corporation's Stock Option and Incentive Plan. The Compensation Committee is currently composed of Laurence R. Steenberg, Chair; Ben L. Cundiff, Susanne R. Emge, John D. Lippert, George D. Martin, and Robert D. Vance. During 1999, the Compensation Committee met nine times.

The Audit Committee approves and reviews the internal audit programs of the Corporation and its subsidiaries. The Audit Committee reviews the results of the independent accountant's audit and reports to the Board of Directors. The Audit Committee is currently composed of Ronald G. Reherman, Chair; Donald G. Harris,
H. Ray Hoops, and Richard F. Welp. During 1999 the Audit Committee met fifteen times.

The Executive Committee was formed in 1999 to assist in the transition of executive functions, first to Mr. Vance and then to Mr. Vea. The Executive Committee is generally empowered to exercise all functions of the Board of Directors that can be delegated to a committee between meetings of the full Board. The Executive Committee is currently composed of Mr. Vea, Chair; Ben L. Cundiff, Donald G. Harris, Laurence R. Steenberg, and Robert D. Vance. During 1999, the Executive Committee met ten times.

The director nominating function is performed by the entire Board of Directors. Shareholders who wish to nominate persons for election as directors must comply with the advance notice and eligibility requirements contained in Article III,
Section 9 of the Corporation's Bylaws, a copy of which is available on request. Such request and any nominations should be addressed to the Secretary, National City Bancshares, Inc., 227 Main Street, P. O. Box 868, Evansville, Indiana, 47705-0868.

Directors of the Corporation who are not employees of the Corporation or its other subsidiaries receive an annual retainer of $8,000 plus $500 for each Board of Directors' meeting attended and $250 for each committee meeting attended. Directors who are corporate or subsidiary employees receive no separate compensation for Board service.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation for each of the persons who served as Chief Executive Officer of the Corporation, and the Corporation's executive officers whose compensation exceeded $100,000 for the year ended December 31, 1999 (the "Named Executive Officers.")

SUMMARY COMPENSATION TABLE

                                                                                          Long-Term
                                                       Annual Compensation              Compensation
                                                       -------------------                  Awards
                                                                                            ------
                                                                                         Securities
                                                                                      Underlying Options        All Other
Name and Principal Position             Year         Salary          Bonus (1)          # Shares (2)          Compensation
-------------------------------------------------------------------------------------------------------------------------------

Michael T. Vea                        1999          $112,630              0               110,250             $396,789 (3)
  Chairman of the Board and           1998                 0              0                    --                    0
  Chief Executive Officer             1997                 0              0                    --                    0
  (Since September 1999)

Robert D. Vance                       1999           208,312              0                 9,450               13,200 (8)
  Interim Chairman and                1998            53,925              0                 4,199 (4)            5,000 (8)
  Chief Executive Officer             1997                 0              0                    --                    0
  (February - September 1999)

Michael F. Elliott                    1999            72,009              0                     0              175,000 (7)
   Chairman of the Board and          1998           281,300        $18,008                49,611 (6)           16,480 (8)
   Chief Executive Officer(5)         1997           215,929         34,650                23,151               18,397 (8)
   (January - February 1999)

Robert A. Keil                        1999           221,000              0                     0               13,200 (8)
   President                          1998           201,650         35,658                27,561               16,480 (8)
                                      1997           169,800         30,450                17,364               18,397 (8)

Curtis D. Ritterling                  1999           244,400              0                     0               13,200 (8)
   Executive Vice-President,          1998           163,333              0                27,561                    0
   Assistant Secretary and            1997            25,095              0                 5,788                    0
   Assistant Treasurer

Stephen C. Byelick, Jr.               1999           100,000              0                     0                8,578 (8)
   Controller                         1998            86,599              0                 7,716                8,920 (8)
                                      1997            80,000              0                 3,472                    0



 (1) Amounts shown represent bonuses and amounts paid under incentive compensation plans.

 (2)  Options granted have been adjusted for stock dividends.

 (3) Amount includes signing bonus paid to Mr. Vea upon employment of $76,000, award of 8,750 shares of $237,344, and allowance for relocation and temporary living expenses and taxes on such income.

 (4)  Options lapsed with Mr. Vance's retirement on September 21, 1999.

 (5) Mr. Elliott resigned his position with the Corporation effective February 16, 1999.

 (6)  Options were forfeited by Mr. Elliott effective May 16, 1999.

 (7)  Represents amount paid to Mr. Elliott upon termination.

 (8) Represents amounts contributed to the profit sharing plan and cash balance plan provided for all employees who complete one year of service.





1999 STOCK OPTION GRANT TABLE

The following table sets forth the stock options granted to the Named Executive Officers during 1999.


                                Individual Grants
--------------------------------------------------------------------------------

                                     Number of       % of Total
                                    Securities        Options
                                    Underlying       Granted to       Exercise
                                      Options        Employees         Price          Expiration           Grant Date
               Name                  Granted           in 1999       Per Share           Date          Present Value (3)
               ----                 ----------       ----------      ---------        ----------       -----------------
  Michael T. Vea                      78,750 (1)        45.73%          $25.83         09/06/09              $555,900
                                      31,500 (2)        18.29%           25.83         09/06/09               222,400

  Robert D. Vance                      9,450 (1)         5.49%           23.81         10/19/09                71,800



 (1) The options vest in three equal installments on the first, second, and third anniversaries of the grant date.

 (2) The options vest in two equal installments on the first and second anniversaries of the grant date.

 (3) These values were established using the Black Scholes stock option valuation model, modified to include dividends. Assumptions used to calculate the Grant Date Present Value for options granted during 1999 were as follows:

      (a) Expected Volatility - the variance in the percent change in stock price during the 20-month period immediately preceding each grant, which was 24.55.

      (b) Risk Free Rate - the average monthly rate for 10-year U.S. Treasury zero-coupon obligations during the month of grant as published in the Wall Street Journal, which was 6.44.

      (c) Dividend Yield - the yield calculated by dividing the annualized dividend rate of the Corporation's common stock in the amount of $0.84 per share by the fair market value of the stock on the date of grant, which resulted in an assumed dividend yield of 3.34%.

      (d) Time of Exercise - the maximum exercise period for each grant at the time of the grant, which was 10 years.

1999 STOCK OPTION EXERCISES AND YEAR-END VALUE TABLE

The following table sets forth the number and value of all unexercised stock options held by the Named Executive Officers at year end.


                                                                                                              Value ($) of
                                                                                      Number (#) of           Unexercised
                                                                                       Unexercised           "in-the-money"
                                                                                        Options -              Options -
                                                                                         12/31/99             12/31/99 (1)
                                                                                         --------             ------------
                                 Shares Acquired                Value                  Exercisable/           Exercisable/
            Name                     on Exercise             Realized ($)             Unexercisable          Unexercisable
            ----                 ---------------             ------------             -------------          -------------
  Michael T. Vea                              0                        0                       0/                      0/
                                                                                         110,250                       0

  Robert D. Vance                             0                        0                       0/                      0/
                                                                                           9,450                  $1,181

  Michael F. Elliott                     48,039                 $289,800                       0/                      0/
                                                                                               0                      0

  Robert A. Keil                          4,301                   34,400                  79,400/                268,311/
                                                                                               0                     0

  Curtis D. Ritterling                        0                        0                  33,349/                      0/
                                                                                               0                       0

  Stephen C. Byelick, Jr.                     0                        0                  11,188/                      0/
                                                                                               0                       0


 (1) Value is calculated based on the closing market price of the common stock on December 31, 1999 ($25.125), less the applicable option exercise price.

COMPENSATION PLANS

Mr. Vea's Contract of Employment
--------------------------------

Michael T. Vea is serving as Chief Executive Officer of the Corporation pursuant to a Contract of Employment dated August 23, 1999. The contract is for an initial term ending September 7, 2002 with automatic one-year renewals unless either party elects otherwise. The contract provides for an annual base salary of $350,000, which is subject to annual review by the Compensation Committee. The base salary may be increased (but not decreased) based upon the performance criteria described in the following sentence. The contract calls for the Corporation to establish a performance bonus plan providing for additional compensation to Mr. Vea based on performance of the Corporation as measured by earnings and earnings per share growth, return on equity, and credit quality. The contract also provided for additional cash payments to Mr. Vea as follows:
$40,000 on September 7, 1999; $12,000 on October 1, 1999 and on the first day of each succeeding month through May 1, 2000; and $14,000 on June 1, 2000.

The contract provided for a one-time grant of 8,750 shares of the Corporation's common stock and two grants of options to purchase shares of the Corporation's common stock. One option grant, which was made under the Corporation's 1999 Stock Option and Incentive Plan, awarded Mr. Vea with options to purchase 75,000 shares at $27.125 per share, which vest annually in thirds commencing September 6, 2000. The other option grant, which was made outside of the 1999 Stock Option and Incentive Plan, was for options to purchase 30,000 shares at $27.125 per share, which vest annually in two halves commencing September 6, 2000.

The contract provides for a lump-sum severance payment to Mr. Vea if his employment is terminated under certain circumstances by the Corporation or by Mr. Vea. The amount of the payment would be equal to Mr. Vea's unpaid base salary for the remaining term of the contract (but not less than one year) unless Mr. Vea terminates his employment for "good reason" which would include a change in control of the Corporation, in which case the severance payment would be based upon Mr. Vea's base salary for a three-year period, plus an amount equal to the larger of the performance bonus paid in the preceding year or the average of the performance bonuses paid in the preceding three years. Mr. Vea is required to pay any excise taxes with respect to any compensation paid to him that would represent an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), unless the Board has previously approved the change in control or Mr. Vea has terminated his employment for certain of the criteria that constitute good reason after a change in control of the Corporation has occurred.

Termination Benefits Agreements
-------------------------------

The Corporation is a party to a Termination Benefits Agreement with the following officers: James E. Adams, Stephen C. Byelick, Jr., John A. Crumrine,
D. Michael Kramer, and Curtis D. Ritterling (the "Covered Officers"). The purpose of the agreements is to encourage them to remain with the Corporation by assuring them of certain benefits in the event of a change in control of the Corporation.

The Termination Benefits Agreements provide for payments to the Covered Officers upon the occurrence of certain events. Each Termination Benefits Agreement has a term of three years and is automatically extended annually for an additional one-year period unless notice is given by the Corporation or the Covered Officer. The Termination Benefits Agreements are designed to protect the Covered Officer against termination of his employment following a change in control of the Corporation. For purposes of the Termination Benefits Agreement, a change in control is broadly defined to include, among other things, the acquisition by a person or group of persons of 25% or more of the combined voting power of the stock of the Corporation, the replacement of a majority of the current Board of Directors, or the approval by the shareholders of the Corporation of a merger, consolidation or reorganization of the Corporation unless more than 60% of the outstanding share of the Corporation resulting from such transaction are owned by persons who were shareholders of the Corporation prior to such transaction.

Following a change in control, the Covered Officer is entitled to the benefits provided by the Termination Benefits Agreement if, after a change in control, he terminates his employment with the Corporation in response to certain actions by the Corporation which include, among other things, a substantial reduction in his duties or responsibilities, a reduction in the level of salary payable to him, the failure by the Corporation to continue to provide him with benefits substantially similar to those previously provided to him, the required relocation of the Covered Officer, or the breach by the Corporation of any of the provisions of the Termination Benefits Agreement.

Upon termination of employment, a Covered Officer who is entitled to the benefits payable under the Termination Benefits Agreement shall receive within 30 days following the termination all earned but unpaid salary, bonus, and incentive payouts through the date of his termination. In addition, he shall be entitled to a lump-sum payment of an amount equal to 2.9 times the Covered Officer's average annual compensation paid by the Corporation for the past five years, reduced by the amount of any "excess parachute payment" within the meaning of Section 280G of the Code.

Profit Sharing Plan
-------------------

The Corporation maintains a savings and profit sharing plan ("Profit Sharing Plan") for substantially all full-time employees who have completed one year of service. Employees may voluntarily contribute to the plan. The Corporation's annual contribution to the plan, which is subject to the discretion of the Board of Directors, cannot exceed 7% of the Corporation's net income before income taxes.

Cash Balance Plan
-----------------

The Corporation has a cash balance plan for employees of the Corporation and its subsidiaries. The plan is a type of defined benefit plan intended to qualify under section 401(a) of the Code under which participants are credited with amounts based on annual compensation and interest. Pay-based credits are equal to 5% of compensation, and interest is based on the annual rate of interest on 30-year Treasury securities. Compensation generally includes all W-2 wages plus certain pre-tax deferrals to other plans of the Corporation up to $160,000, as indexed for cost of living increases. The normal form of pension payment is a life annuity. For a married participant, the normal payment is in the form of a qualified joint and survivor annuity. Participants may elect to receive their accrued retirement benefit in a single lump sum. The annual pension benefit is not subject to any deduction for social security benefits.

Based on current compensation levels, the estimated annual benefits payable at normal retirement age for Mr. Ritterling and Mr. Byelick is $41,000 and $12,700, respectively. Mr. Vance received a lump sum payout of $8,123, computed on the basis of his termination of employment, effective September 21, 1999. Mr. Keil received a lump sum distribution of $16,672, computed on the basis of his termination of employment, effective December 31, 1999.

Separation Agreement with Mr. Elliott
-------------------------------------

The Corporation agreed to pay Mr. Elliott, the Corporation's former CEO, $175,000 in severance during 1999. All other benefits with Mr. Elliott ceased as of his date of separation of employment. In addition, all unvested options were forfeited as of such date.

Agreements with Mr. Keil
------------------------

The Corporation is a party to a deferred excess benefit agreement with Mr. Keil. The agreement is intended to compensate Mr. Keil for benefits that were not available to him under the Corporation's pension plan because of certain legal limits imposed on the plan and the early termination of the plan. The agreement calls for a benefit payable in four equal annual installments upon termination of employment equivalent to a benefit that would have been paid to Mr. Keil under the pension plan if the plan had not been terminated and without regard to any legal limitations imposed on the plan, reduced by the amount of the lump sum benefit actually paid to Mr. Keil upon termination of the plan. After Mr. Keil's retirement on December 31, 1999, the benefit was computed at $625,872 and the payout began as described above. The Corporation agreed to pay Mr. Keil a lump sum payment of $250,000 in connection with the termination of his employment as a result of retirement. In addition, the Corporation entered into a Consulting Agreement with Mr. Keil under which the Corporation agreed to engage Mr. Keil as a consultant at a monthly fee equal to $5,000 per month for a period of up to five months beginning effective as of January 1, 2000.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Committee Philosophy
---------------------------------

The Compensation Committee of the Board of Directors of the Corporation currently comprises the non-employee directors named below. The Committee believes that the Corporation's compensation policies should meet the following objectives:

    - support a pay-for-performance policy that rewards executive officers for coordinated and sustained effort toward enhancing the Corporation's performance and maximizing the value of the Corporation to its shareholders; and

    - provide compensation opportunities which are competitive with those of comparable institutions, allowing the Corporation to attract and retain the highly skilled management personnel necessary to insure its long term success.

These objectives are implemented in an executive compensation program which includes competitive base salaries, cash bonuses tied to performance and stock-based compensation.

Base Salaries
-------------

The Compensation Committee reviews and approves salaries for the executive officers in addition to Mr. Vea on an annual basis. The Committee also reviews and approves the recommendations of management for the base salaries of the chief executive officers of the Corporation's subsidiaries. The Committee considers the recommendations of and relies on information provided by the CEO in determining the salaries of the executive officers other than the CEO. The Compensation Committee may also consider information derived from reports of public companies in the banking industry and national surveys of compensation data. Ultimately, however, the salaries are based on a subjective analysis of each officer's performance during the prior year, as well as an evaluation of the individual executive's expected future performance. In approving salary decisions, the Committee exercises its discretion and judgment with no specific formula being applied to determine salary levels.

The Compensation Committee reviewed information assembled by the Corporation's compensation consultant, Towers Perrin, in determining the compensation levels for new employees hired during 1999 for three non-CEO executive positions. The consultant gathered pay data from three surveys and its own database to determine compensation for these three positions. The Committee approved base salaries and signing bonuses at levels above the median base salaries determined by the compensation consultant for such positions at comparably sized institutions because the Committee concluded that the approved amounts were necessary to attract the most qualified individuals interested in filling the positions.

Cash Bonuses
------------

Each executive officer has an opportunity to earn a cash bonus based upon performance. Annual incentive bonus opportunities for executive officers are based on the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon performance. During 1999, the Committee reviewed and approved specific performance targets based on net income that had been recommended by Mr. Vance with input from the executive officers and the CEOs of its subsidiaries. A specific net income target (adjusted to give effect to the payment of the bonus amounts) and bonus amount was set for the Corporation's executive officers and for each subsidiary. The payout of a subsidiary's bonus is determined by management of the subsidiary.

Bonus payouts totaling $103,700 were approved to the two subsidiaries which had achieved their adjusted net income targets. No bonuses were paid to the Corporation's executive officers or to the other subsidiaries because their targets had not been achieved.

Stock-Based Compensation
------------------------

The Compensation Committee believes that the grant of stock options will motivate executives to create long-term growth in shareholder value. Pursuant to the Corporation's 1999 Stock Option and Incentive Plan (the "Stock Option Plan"), options are granted at the discretion of the Committee. The number of option shares covered by such grants is determined based upon assessment of the individual's performance. The Committee considers the recommendation of and relies on information provided by the CEO in determining the number of option shares to be granted to the non-CEO executive officers. The Committee believes that the periodic grant of time-vested stock options provides an incentive that focuses the executives' attention on managing the business as owners of an equity stake in the Corporation. It further motivates executives to maximize long-term growth and profitability because value is created in the options only as the Corporation's stock price increases after the option is granted.

The only awards made in 1999 under the Stock Option Plan to any executive officers were awards to Mr. Vea, Mr. Vance and three newly appointed executive officers. All option awards were made with exercise prices equal to fair market value on the date of grant and vest equally in thirds over three years (except Mr. Vea), beginning one year from the date of grant. Mr. Vea's awards are discussed below.

Compensation of CEO
-------------------

Three individuals served as CEO of the Corporation during 1999.

Michael F. Elliott resigned his positions with the Corporation effective February 16, 1999. Under a Separation Agreement with Mr. Elliott, the terms of which were approved by the Board of Directors, the Corporation paid Mr. Elliott $175,000 in severance. All other benefits to Mr. Elliott ceased as of his date of separation. Options granted to Mr. Elliott during 1998 were forfeited at the time of his resignation.

Robert D. Vance served as interim CEO from the date of Mr. Elliott's resignation through September 7, 1999. Mr. Vance was paid an annual base salary of $300,000 for his services as CEO. In addition, on October 20, 1999, the Committee made an award under the Stock Option Plan to Mr. Vance of options to purchase 9,000 shares of common stock at $25.00 per share, which vest annually in thirds commencing October 19, 2000.

Michael T. Vea began serving as CEO on September 7, 1999. Mr. Vea's compensation for 1999 was determined by a Contract of Employment negotiated between Mr. Vea and the special committee of the Board of Directors of the Corporation formed to locate a new CEO. The terms of the contract were approved by the Corporation's Board of Directors and are summarized elsewhere in this document. Under Mr. Vea's contract, he is entitled to an annual base salary of $350,000 which is subject to annual review by the Committee. Mr. Vea's contract also provides for the following additional cash payments: $40,000 on September 7, 1999; $12,000 on October 1, 1999 and on the first day of each month succeeding through May 1, 2000; and $14,000 on June 1, 2000. Mr. Vea's contract also provided for a one-time grant of 8,750 shares of the Corporation's common stock and two grants of options to purchase shares of the Corporation's common stock. One option grant, which was made under the Stock Option Plan, was for options to purchase 75,000 shares at $27.125 per share, which vest annually in thirds commencing September 6, 2000. The other option grant, which was made outside of the Stock Option Plan, was for options to purchase 30,000 shares at $27.125 per share, which vest annually in two halves commencing September 6, 2000.

Section 162(m)
--------------

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executives of public companies in excess of $1 million in any year unless the compensation qualifies as performance-based compensation. Historically, the compensation paid to the Corporation's executive officers would not have been affected by Section 162(m). None of the compensation paid to executive officers of the Corporation for 1999 is nondeductible. The Committee will consider the possible impact of Section 162(m) on future compensation decisions and will endeavor, where possible, to make compensation awards which qualify as performance-based compensation.

Submitted by the Compensation Committee:
Laurence R. Steenberg, Chair; Ben L. Cundiff; Susanne R. Emge; John D. Lippert; George D. Martin; and Robert D. Vance.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions
---------------------------------------------------------------------------
No member of the Compensation Committee is involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as a former officer or employee of the Corporation, except that Mr. Lippert and Mr. Vance (who was appointed to the Committee after he resigned his position as an officer of the Corporation) are former officers of the Corporation.

COMPARATIVE STOCK PERFORMANCE

The following is a line graph comparing the cumulative total shareholder return among National City Bancshares, Inc. (NCBE); the Center for Research in Securities Prices (CRSP), at the University of Chicago, Total Return Index for Nasdaq Bank Stocks (NASDAQ BANKS); and the CRSP Total Return Index for The Nasdaq Stock Market, U.S. Companies only, (NASDAQ STOCK MARKET). It assumes that $100 was invested December 31, 1994, and all dividends were reinvested. Fiscal year ending December 31 data is used. The shareholder return shown on the graph is not necessarily indicative of future performance.



                                     (GRAPH)



                                                    1994         1995          1996         1997          1998          1999
                                                   ------       ------        ------       ------        ------        ------

               NCBE                                100.00       111.29        146.94       240.33        214.15        155.46

       NASDAQ BANKS                                100.00       149.00        196.73       329.39        327.00        314.35

NASDAQ STOCK MARKET                                100.00       141.34        173.89       213.07        300.43        555.99

                          TRANSACTIONS WITH MANAGEMENT

Directors and officers of the Corporation and its subsidiaries and their affiliates have transactions with the Corporation's subsidiaries. These transactions consist of extensions of credit made by the subsidiaries in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management, except for the transaction described in the following paragraph, those transactions do not involve more than a normal risk of being collectible or present other unfavorable terms.

In 1995, NCBE Leasing Corp., the Corporation's leasing subsidiary ("NCBE Leasing") entered into a transaction with Southern Indiana Minerals, Inc. ("SIMI"). SIMI is a wholly-owned subsidiary of SIGCORP, Inc., the holding company for Southern Indiana Gas and Electric Company ("SIGECO") and nine other nonregulated subsidiaries. Mr. Reherman, a director of the Corporation, is an executive officer of SIMI and SIGCORP. SIMI has developed a process to recycle filter cake from SIGECO's emission control services into a filler material used in the paint and roof coating industries. This allows SIGECO to avoid disposing of the filter cake in a landfill. NCBE Leasing acquired plant and equipment at a total cost of $3.8 million and entered into a lease with SIMI for a term of 15 years, with rental payments commencing in October 1997. The largest amount of SIMI's obligation to NCBE Leasing during 1999 under the lease was $4,401,000. At March 1, 2000, SIMI's obligation under the lease was $4,098,000. SIMI has been in a research and development phase of operations and, to date, has incurred losses from operations. Although SIGCORP has continued to provide equity to SIMI to fund its operating losses and meet its obligations under the lease, it is not known whether SIMI will be able to achieve profitable operations. Under the Corporation's lending policies, loans which are current, but as to which serious doubt exists as to repayment ability, may be placed on a non-accrual basis which means that interest recognition is suspended. Due to uncertainties regarding SIMI's ability to operate profitably in the future, the lease with SIMI was placed on a non-accrual basis in the Corporation's consolidated financial statements for 1999.


            SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's executive officers and directors, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and greater than 10% shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such forms furnished to the Corporation, or written representations that no Forms 5 were required, the Corporation believes that during 1999 all Section 16(a) filing requirements applicable to its executive officers, directors, and greater than 10% beneficial owners were complied with, except that the Form 3 filed by James E. Adams, Executive Vice President, failed to report 210 shares.

                             PROPOSAL 2: PROPOSAL TO
                       CHANGE THE NAME OF THE CORPORATION

On December 15, 1999, the Board of Directors of the Corporation adopted, and is recommending to the shareholders for their approval at the meeting, a resolution to amend the Corporation's Restated Articles of Incorporation to change the name of the Corporation to Integra Bank Corporation. The text of the Board's resolution is as follows:

                  RESOLVED, that Article I of the Corporation's Restated Articles of Incorporation is hereby amended to read as follows:

                                   "ARTICLE I

                                      Name

                  The name of the Corporation is Integra Bank Corporation."

The Board of Directors believes that the change in corporate name is an important component of management's strategic plan to improve the profitability and facilitate the future growth of the Corporation. One aspect of this plan involves the consolidation of the Corporation's twelve separate banking subsidiaries into a single, multi-state, bank. The plan also contemplates the adoption of a distinctive new name for the Corporation and its banking subsidiary. The Board believes that the presence of a larger banking organization using the name "National City" in many of the geographic areas where the Corporation operates or may operate in the future limits the potential growth of the Corporation.

Stock certificates evidencing common stock of the Corporation may be retained by shareholders and need not be exchanged for certificates containing the Corporation's new name. Stock certificates reflecting the new corporate name will be issued to shareholders upon any purchase, sale or other disposition of common stock following the effective date of the name change.

If approved by the shareholders, the proposed amendment will become effective upon the filing of Articles of Amendment with the Indiana Secretary of State. This filing is expected to take place shortly after the meeting. However, the Board of Directors may, without further vote by the shareholders, delay or abandon the proposed name change if the Board concludes that such action would be in the best interests of the Corporation and its shareholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE CORPORATION'S RESTATED ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE CORPORATION.

                       PROPOSAL 3: APPOINTMENT OF AUDITORS

The appointment of PricewaterhouseCoopers, LLP ("PricewaterhouseCoopers") as auditors for the Corporation during 2000 will be submitted to the meeting in order to permit shareholders to express their approval or disapproval. In the event of a negative vote, a selection of other auditors will be made by the Board of Directors. Representatives of PricewaterhouseCoopers will be present at the meeting and will be given an opportunity to respond to questions and make a statement, if they desire.

On May 20, 1998, the Corporation engaged the accounting firm of PricewaterhouseCoopers as auditors for 1998. McGladrey & Pullen, LLP ("McGladrey") had served as the Corporation's auditors for 1997 and earlier years. The change in auditors occurred as a result of a formal proposal process involving three accounting firms, including PricewaterhouseCoopers. The decision was approved by the Board of Directors. During the period from January 1, 1997 through May 20, 1998, there were no disagreements with McGladrey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, or any reportable events. McGladrey's report on the consolidated financial statements of the Corporation for the years ended December 31, 1997, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS, LLP.



                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

The date by which shareholder proposals must be received by the Corporation for inclusion in the proxy materials relating to the 2001 annual meeting of shareholders is December 21, 2000. The Corporation's By-Laws provide that shareholders are required to give advance notice to the Corporation of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before a shareholders' meeting. With respect to annual meetings, the By-Laws generally provide that a shareholder of record entitled to vote at such meeting may nominate one or more persons for election as director or directors or properly bring business before such meeting only if the shareholder gives written notice thereof to the Secretary of the Corporation not less than 90 days prior to the annual meeting. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal. These advance notice and eligibility provision are set forth in Article II, Section 9, and Article III,
Section 8 of the Corporation's By-Laws, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to James E. Adams, Secretary, National City Bancshares, Inc., 227 Main Street, P. O. Box 868, Evansville, Indiana 47705-0868.


                           INCORPORATION BY REFERENCE

To the extent this Proxy Statement has or will be specifically incorporated by reference into any filing by the Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled "Report of the Compensation Committee" and "Comparative Stock Performance" shall not be deemed to be so incorporated unless specifically otherwise provided in any such filing.

                                  OTHER MATTERS


The Board of Directors of the Corporation is not aware of any other matters that may come before the meeting. However, the enclosed Proxy will confer discretionary authority with respect to matters which are not known to the Board of Directors at the time of printing hereof and which may properly come before the meeting. A COPY OF THE CORPORATION'S 1999 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION HAS BEEN MADE AVAILABLE TO SHAREHOLDERS. EXHIBITS TO THE 10-K WILL BE MADE AVAILABLE UPON REQUEST, EXCEPT THAT NATIONAL CITY BANCSHARES, INC. RESERVES THE RIGHT TO CHARGE A REASONABLE ADMINISTRATIVE FEE FOR COPYING AND MAILING COSTS OF EXHIBITS. ADDRESS ALL REQUESTS, IN WRITING, FOR THIS DOCUMENT TO JAMES E. ADAMS, SECRETARY, NATIONAL CITY BANCSHARES, INC., 227 MAIN STREET, P. O. BOX 868, EVANSVILLE, INDIANA 47705-0868.


                                             By Order of the Board of Directors,

                                             /s/  James E. Adams

                                             JAMES E. ADAMS
                                             Secretary


April 19, 2000

                                     PROXY

NATIONAL CITY BANCSHARES, INC.          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARDS OF DIRECTORS.
227 Main Street, P. O. Box 868          The undersigned hereby appoints John A. Crumrine and D. Michael Kramer, Proxies, each with
Evansville, IN  47705-0868              the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as below, all the shares of Common Stock of National City Bancshares, Inc.. held of record by the undersigned on March 21, 2000, at the Annual Meeting of Shareholders to be
                                        held on May 17, 2000, or any adjournment thereof.

1.   ELECTION OF DIRECTORS -- CLASS II (term to expire 2003)

               FOR all nominees listed below                  WITHHOLD AUTHORITY
               (except as marked to the contrary below) [ ]   to vote for all nominees listed below [ ]

INSTRUCTIONS:  To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

                 Ben L. Cundiff      Susanne R. Emge      Laurence R. Steenberg     Michael T. Vea

2.   To consider and act upon a proposal to amend the Corporation's Restated Articles of Incorporation to change the name of the
     Corporation to Integra Bank Corporation.
          FOR [ ]                            AGAINST [ ]                   ABSTAIN [ ]

3.   To approve the appointment of PricewaterhouseCoopers, LLP as the Corporation's auditors for 2000.
          FOR [ ]                            AGAINST [ ]                   ABSTAIN [ ]

                           (continued, and to be signed on the other side)



                                                    (continued from other side)

4.   The Proxies are authorized to vote in accordance with the recommendations of the Board of Directors upon such other business as may properly come before the Meeting.

THIS PROXY CONFERS AUTHORITY TO VOTE "FOR" EACH PROPOSITION LISTED ABOVE UNLESS OTHERWISE INDICATED. (IF ANY OTHER BUSINESS IS
PRESENTED AT SAID MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.)

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

Please sign exactly as the name appears below.         Joint owners should both sign. Trustee, corporate officers, and others signing in a representative capacity should indicate the capacity in which they sign.

                                                  DATED             , 2000
                                                        ------------



                                                                                       ------------------------------------
                                                                                       Signature

                                                                                       ------------------------------------
                                                                                       Signature, if held jointly